Exhibit 99.2
Mr. Greg Williams: Good morning to all of you that are here and also to the people joining in on the Web cast. It's nice to have you here and listening.
I'm Greg Williams, Chairman of the Board of Directors of Tredegar Corporation. This is our 26th Annual Meeting. And before we get to the business items, I'd like to introduce the members of the Board of Directors here.
Please stand when I call your name. Austin Brockenbrough, Don Cowles, George Freeman, John Gottwald, Bill Gottwald, George Newbill, Ken Newsome, Greg Pratt, Tom Snead, Carl Tack, and Nancy Taylor.
Here's the agenda for today's meeting. I'll move quickly through the business items. Then I'll ask Nancy Taylor, our President and CEO, to present the management report. We'll conclude with questions, both from present attendees and Web site questions.
Please note the proper notice of the meeting was given and the minutes of last year's meeting are available with the secretary's desk. Tredegar has appointed Mr. David Dietrich as Inspector of Election. And he has reported that a quorum exists.
The Inspector of Election has presented me with copies of the notice of the annual meeting, the proxy statement, and the form of proxy, together with proof by affidavit of the mailing on April 7th, 2014, to each shareholder of record.
As of the close of business on March 28th, 2014, the Inspector of Elections has also presented me with a list of Tredegar shareholders entitled to vote at this meeting as of the record date.

This list has been on file at the Principal Office of Tredegar for inspection during normal business hours since April 14th, and will be available for inspection throughout this meeting at the Secretary's desk.
The polls are now open for voting. Any shareholder who has given his or her proxy does not need to vote in person, but may do so if he or she desires. Will those who wish to vote in person please raise your hands so that we can get you a ballot? And would the Inspector of Election please distribute ballots to and shareholder desiring to vote in person at this meeting?
There are three items of business at this meeting. The first item of business is the election of directors. The five directors nominated for election today, George Newbill, retired Executive Vice President Albemarle; Ken Newsome, President and CEO of AMF Bakery Systems; Greg Pratt, retired Interim CEO and President of Carpenter Technology Corporation; Carl Tack III, Adjunct Professor, College of William and Mary; and Greg Williams, President of the CCA Financial Services.
The second item of business is the re-approval of the material terms of the performance goals under the amended and restated 2014 Equity Incentive Plan. The third and final item of business is the ratification of the appointment of PricewaterhouseCoopers, LLP, as Tredegar's independent registered public accounting firm for fiscal year 2014.
Sarah Martin, a representative of PricewaterhouseCoopers, is here and available for questions. Does anyone have any questions for PwC? Are there any ballots that need to be collected? Is the Inspector ready to report on the vote?
Mr. David Dietrich: Yes, Mr. Chairman.

With respect to the election of Directors, each director received a majority of the votes cast in favor. With respect to the proposal to reapprove the material terms of the performance goals, this proposal received the majority of the votes cast in favor. With respect to the selection of PricewaterhouseCoopers, LLP, as the company's independent auditors for 2014 fiscal year, this proposal received a majority of the votes cast in favor.
Mr. Greg Williams: Based on the Inspector's report, I now declare that each of the nominees for election as Director has been elected. The re-approval of the material terms of the performance goals under the amended restated 2004 Equity Incentive Plan has been approved. And the appointment of Pricewaterhousecoopers, LLP, as Tredegar's independent registered accounting firm for fiscal 2014 has been ratified.
I also declare the business portion of the meeting adjourned. I'll now turn the meeting over to Nancy Taylor, Tredegar's President and CEO. Nancy.
Ms. Nancy Taylor: Thanks, Greg.
Welcome, and thank you for attending Tredegar Corporation's Annual Meeting of Shareholders. I'd like to start off this morning by introducing some of our senior leaders.
Mary Jane Hellyar--do you mind standing--who is President of Tredegar Film Products; Brook Hamilton, President of Bonnell, our aluminum extrusions business; and Kevin O'Leary, our Chief Financial Officer.
For those of you who have attended annual meetings in the past, you'll notice this year that we're changing our approach a little bit. In the last year, we've increased our shareholder outreach. We received feedback that Tredegar should provide an opportunity for a live review of our financial results.

In response to that feedback, we held our first annual financial review last February. The reaction to instituting an annual call was really positive. So, we've decided to use this annual meeting as an opportunity to engage our shareholders more directly with a review of our first quarter results. And Kevin O'Leary's going to do that in just a few minutes.
There's also been quite a bit of interest from our shareholders in the automotive strategy that Bonnell, or aluminum extrusion business, has launched. And Brook Hamilton, President of Bonnell, is going to provide some more color on that initiative later in the meeting.
Then at the end of the presentations, we'll open things up for questions. And for our remote audience, there will be an opportunity to submit questions electronically.
Since this is an annual meeting, it does seem appropriate that we should at least show one slide on our 2013 results. So, here it is. While at this point, our 2013 results are old news, there are some important takeaways from the year that I want to emphasize.
We took several meaningful actions in 2013 to further our strategy and strengthen our global capabilities. We invested in or committed capital to increase capacity in a number of emerging markets, Brazil, China, and India.
We also committed to increase our Asian capacity for our surface protection film, a demonstrated growth driver for Tredegar Film Products. And we launched our automotive strategy in Bonnell, which included the investment in a new press to support that strategy.
The takeaway, we put real action behind our strategy and came out of 2013 as a stronger company. Now, let's turn the page to 2014. Kevin.

Mr. Kevin O'Leary: Thank you, Ms. Taylor. And good morning.
As I begin today, I'd like you to keep in mind a couple of key points. The first being we can't predict the future. So, anything we say that may sound like we think we can, we can't. It's not our intent.
And please refer to documents on our Web sites for reconciliations of any non-GAAP financial measures that we refer to today.
Let me start at a high level. We began 2014 by delivering a solid first quarter in the face of market and weather-related challenges. Going into the second quarter, we anticipate a lot of activity as we continue to make progress on key strategic initiatives, such as our new lines in Brazil, India, and China, as Nancy mentioned. But we are also addressing short-term, market-related challenges.
As we said in our annual call in February, 2014 is a building year for Tredegar. We're putting ourselves in a much stronger position to take advantage of the opportunities that lay ahead for us in the second half of the year and beyond.
Now turning to results for Tredegar Corporation for the first quarter 2014, diluted earnings per share from continuing operations were 26 cents per share. Excluding special items, earnings per share from ongoing operations were 29 cents per share, up a penny from prior year.
Our net income from ongoing operations for the first quarter was 9.5 million dollars, up a half a million from prior year.
There are a few key items I'd like to highlight for the quarter:

The combined operating profit from ongoing operations of our business segments, Film Products and Bonnell, was 21.5 million dollars, essentially flat compared to prior year.
Corporate expenses were 1.7 million dollars lower in the first quarter of 2014, driven primarily by lower, non-cash pension expense and lower stock-based employee benefits accruals.
These favorable items were partially offset by additional spending of approximately 900,000 dollars, related to the announcement of the Schedule 13D filed by certain shareholders with the SEC in September of last year.
For the full year, non-cash pension expense is projected to be 7.3 million dollars, compared to 13.7 million last year. This favorability is due to the 78 basis point increase in our discount rate and our decision to fully freeze our defined benefit plan.
Also for the full year, we expect 13D and settlement agreement related expense to be essentially flat to last year at 1.3 million dollars. The expected tax rate on income from ongoing operations for the first quarter was 35 percent compared to 28 percent in the first quarter of last year.
The increase, which was driven by geographical income mix and timing and recognition of the U.S. R&D tax credit had an unfavorable earnings per share impact of approximately three cents per share.
For the full year, we also expect the effective tax rate to come in at 35 percent, up from the range of 32 to 33 percent we provided in our annual call.

Okay. Let's look at our business segments. And we'll start with Film Products. I'd like to bring your attention to EBITDA. At 24.4 million, EBITDA was down 6 percent for the quarter compared to prior year.
However, our EBITDA margin of 16.4 percent came in above our total year target of 16 percent. As for the key drivers for the quarter, the anticipated ramp down of the P&G North American baby care elastic laminate business certainly impacted the quarter.
And we began to see customer inventory corrections in surface protection films. Inventory corrections are not unusual in the display industry.
Flexible packaging results were impacted by market and operational challenges. As we discussed in our annual call in February, lower pricing in flexible packaging is driven by slow growth in Brazil and by global supply demand dynamics for polyester films.
While we believe the majority of the unfavorable pricing from this market's cycle is behind us, we do see some incremental price pressure as we ramp up production of our new flexible packaging line in the second half of the year.
Also, bringing our facility in Brazil up to Film Product's high operational standards is taking longer than we expected. We've made necessary changes. And we have a very--and we're very pleased to have new leadership on the ground. We're beginning to see meaningful changes in the operations in Brazil.
Looking ahead, we see volume pressure for the second quarter, as we expect customer inventory corrections in surface protection to continue, and the P&G North American baby care elastic laminate lines will fully wind down in the quarter.

In the second half of 2014, volumes should be stronger, as we ramp up production on our new flexible packaging line in Brazil. And this additional capacity is essential to maintaining our market leading presence as the only local supplier of PET film in Brazil. And it's critical to our emerging market growth strategy.
Okay. Let's take a look at Bonnell. Remember back a few months, when we were all complaining about bad weather this winter. Well, despite some significant punches thrown by Mother Nature, this business had another solid quarter.
Again, focusing on EBITDA, at 7.2 million, EBITDA was up 3 percent compared to the first quarter 2013, with EBITDA margin of 9.1 percent, 50 basis points above the prior year.
Incremental utility, distribution, and manufacturing costs due to the adverse weather had an unfavorable impact on EBITDA of approximately 1.2 million dollars. Excluding this impact, operational efficiencies, lower selling, general and administrative expenses, and higher volume led to improved EBITDA for the quarter.
And we achieved this while our core market, nonresidential building and construction, was essentially flat for the quarter.
Bonnell's new automotive press started up smoothly late in the quarter. And we look forward to ramping up volume on this press throughout the balance of the year. As Nancy mentioned, Brook will provide more color on this strategic project later in the presentation.
Now a quick look at other financial highlights for the quarter, I'll simply say that all key metrics are in line with expectations. Cash from operations is favorable to prior year. And with total debt to EBITDA of roughly 1.3 times, our balance sheet remains strong.
Our return on invested capital of 9.1 percent is on track with our 2014 performance target. Again, all these key metrics are in line with expectations.
You can see spending of 10 million dollars for the quarter for capital (you can see capital spending for 10 million dollars for the quarter). Our outlook for the full year is unchanged at approximately 60 million dollars.
This year we'll complete most of the capacity expansion projects underway at Films that are critical to our growth strategy in emerging markets, such as the personal care lines in India and China and our new flexible packaging line in Brazil.
In addition, the majority of spending for the new surface protection line in China, expected to start production in early 2015, will hit in 2014. And as I mentioned, the new press in Bonnell supporting the automotive industry was placed into production in the first quarter.
Again, 2014 is a building year for Tredegar. While our outlook regarding performance targets is unchanged from our annual call in February, there is some pressure on 2014 volume growth targets.
As I discussed earlier in Film Products, volume pressure is due to operational inefficiencies in flexible packaging, customer inventory corrections for surface protection, and the loss of the P&G North American baby care elastic Laminate business.
We believe we can overcome these impacts and achieve year-over-year volume growth. The smooth ramp up of the new flexible packaging line in Brazil in the second half of the year is critical to meeting that goal.

At Bonnell, we're holding to our volume growth target of 9 percent. To date, we haven't seen growth in our core market, nonresidential building and construction. Yet we still expect year-over-year growth in this industry in 2014.
With modest growth here, along with stepped-up volume from the automotive press and growth initiatives in other industries, we anticipate 9 percent growth at Bonnell.
So, in closing, we began 2014 by delivering a solid first quarter. We see some volume challenges in this second quarter. And we anticipate a lot of activity as we move close to the production stage for some of the key capacity expansion projects we have underway.
As we move forward in 2014, we're building our capabilities to take advantage of the opportunities that lay ahead for us in the second half of the year and beyond. We're executing our strategy, one that'll deliver long-term profitable growth while reducing customer and market concentration.
And with that, I'll turn it back to Nancy.
Ms. Nancy Taylor: Thanks, Kevin.
As Kevin mentioned, we continue to have some challenges ahead. And we know we're going to have to manage through some additional bumps in the road.
Tredegar is a stronger company. And the impact of the bumps is less severe today than it would have been a few years ago. Our strategy focuses on growth in order to achieve customer and market diversification.
The diversification that we've already achieved means that a customer's loss of market share, the downturn in a key market, or the loss of an important piece of business isn't quite as painful as it was a few years ago.

Now please make no mistake. Don't misinterpret my message here. It is still very disappointing and very painful. And we fight every single day to maintain every piece of profitable business that we have.
Still, we're in a better position to withstand the unexpected because we are a stronger company. And we need to continue to strengthen Tredegar. And we believe success in our strategy will do just that.
And why do we believe that? We believe because our key markets are in industries with favorable growth trends, feminine hygiene and baby care in emerging markets, adult incontinence in developed regions, display technologies, LED and energy-efficient lighting, a shift from rigid to flexible packaging, aluminum substitutions in vehicles, and value-added services in aluminum extrusions.
And as we explore new markets, we take a disciplined approach in evaluating the sustainability of the opportunity, what it takes to succeed in that market, and how our capabilities and knowledge match up with the competition.
In other words, we do our homework. And as is necessary with some of our market opportunities, and particularly those in the emerging markets, doing our homework gives us the confidence to be patient and persevere long enough to be able to see those market opportunities evolve.
There's no question that putting words into action is powerful. And that is what we've been focused on with our recent investments to expand our global capabilities. With the startup of Bonnell's new automotive press, we'd like to walk you through a very real and timely example of how we put words into action.
So, with that, I'd like to turn it over to Brook Hamilton, President of Bonnell.

Mr. Brook Hamilton: Thank you, Nancy. And good morning, everybody.
As has been mentioned several times, it's my job to bring you up to date as to what's going on at Bonnell in the automotive industry.
But first, I'd like you to imagine for a moment it's 2025, a little over 10 years from now. And you're about to buy a new car. What will it be like?
You might be imagining your favorite color or brand. Or maybe you'll finally get one of those cars that can park itself. Or that your car will be loaded with all kinds of Web-based technologies that you just can’t live without.
But I'd like you to think beyond that, beyond its looks and the high-tech gadgetry because there's one fact that will drive the evolution of automobile design more than anything else over the next 10 years.
And that is by 2025, new government standards will mandate that the average car has to achieve 54.5 miles per gallon -- 54.5. Let's put that into perspective. I live in Atlanta. If I were to have driven to the meeting in Richmond today, I would have had to pull over for gas somewhere near Greensboro, North Carolina, after 350 at 25 miles per gallon.
In 2025, our cars will travel almost 800 miles on that same tank of gas. So, I'd be able to drive from Atlanta to Richmond and more than halfway home again without filling up.
It's pretty impressive. But those new standards pose a serious challenge to the automobile manufacturers. How are they going to double gas mileage in 10 years?
They're tackling the problem in three ways. First is through new improved engine and transmission technology with more electric and hybrid power trains. Secondly,

they're developing new, exciting, and more aerodynamic designs. And third, the cars are being reengineered to be as light as possible with more structural and body components made out of aluminum.
So, just imagine if you're an automobile engineer. It's like a dream come true. You've got a world of possibilities in front of you to reimagine and reengineer the cars of the future.
And that's where we come in. We're in the aluminum business. And we've been doing it a long time. And our job is to take those engineers' ideas and turn them into reality.
As Nancy mentioned, a few years ago, we began looking at our business through a different lens. We knew we needed to change as we came out of the 2009-2010 recession. At that time, 82 percent of our sales came from a combination of residential and nonresidential construction customers.
So, we embarked on developing a new strategy. It began with a careful analysis of our markets. Which ones had promise? Which one should we get out of? What other markets had potential?
While we wanted to remain focused on our core strengths, we also needed to diversify our portfolio. We started by divesting those operations that showed little promise of growth and invested in two new facilities through our acquisition of AACOA.
AACOA has allowed us to implement a higher level of customer service, develop more fabrication expertise, and solidify our presence in more diverse markets. AACOA has been a great strategic addition to our company.

And in just three years, we reduced our dependency on building and construction from 82 percent to 67 percent without losing market share in important areas. With an improving economy and the addition of AACOA, our sales volume has grown by 50 percent since 2010. That's five-zero.
But that's only the beginning. To truly diversify our business, we knew we needed to look beyond the construction business. The automotive category stood above the others. Over the next 10 years, the automotive market was forecast to grow faster than any other segment.
New fuel standards would bring about dramatic change, especially the need for aluminum suppliers. The numbers showed there was simply not enough qualified capacity in the marketplace to meet demand.
But we had another positive on our side. As it turns out, we had previous experience in this market, having served the industry from Canada a few years ago. From those past relationships, we were fortunate to secure a couple of larger projects ahead of time. And we were quickly established as a qualified supplier.
At that point the market numbers showed it was time to make a move. In February of 2013, we announced a major initiative to invest in the automotive market. We put 17 million dollars into a new extrusion press and handling system in our Newnan, Georgia location and put it on the fast track.
In less than 12 months, we sourced and installed this new equipment and remodeled our facility. That's 12 months, start to finish, up and running.
During that time, we implemented a new quality system and automotive level registered quality system. But one thing I have to talk about is our team. I can't say enough about them. They pulled all the loose ends of this project together in record time and did it all flawlessly.
They deserve every accolade possible for a job well done. And while we're still ramping up, our equipment and our team are performing beyond expectations.
And we're beginning to see the fruits of our labor. Automobile parts are being designed and redesigned into aluminum, as you can see by this bumper system.
And we're already producing parts for various platforms, such as Chrysler Jeep, this Mercedes Hybrid, a Tesla Model S, and some we can't even tell you about. At this time, 50 percent of our capacity is committed to long-term projects on various platforms. And we're developing the balance of the business as we speak.
In short, we are well-positioned to establish Bonnell as a serious player in the automotive market. So, how does a company steeped in the tradition of serving the building and construction market ensure its success in the world of automobile manufacturing?
The answer's threefold. First, we've done our homework on the market. Aluminum extrusion usage in automobiles is about 25 pounds per car right now. It's forecasted to go to about 50 pounds per car.
That may not sound like much, but at 60 million vehicles produced domestically per year, that's a lot of aluminum. So, we're in the right place at the right time. Secondly, we've put in specific equipment geared precisely for the automotive market in order to produce the precision parts necessary for passenger vehicles and light trucks.
And our customers love it. They know they can get what they need consistently because we've got dedicated equipment to serve their needs. And through various audits that we've had during the course of this ramp up and getting into this business, the feedback that we've got from those customers has been nothing short of fantastic.
Third, our team is second to none. Our technical roots originate in Alcoa, Reynolds, and Alcan. And we've got more technical expertise than many of our competitors.
And imbedded in that team are several members who have a deep understanding of the automotive market. They know what our customers want. So, with our experience, our commitment to customer service, and a dedicated workforce, we have all the elements to succeed.
So, should you believe me? We have a reputation of doing exactly what we say we'll do. Thank you.
Ms. Nancy Taylor: Thanks, Brook.
Well, I hope that gives you greater insight into how we're translating our strategy into action and action into growth. Tredegar is a stronger company. And we're working hard to make it even stronger.
We are really excited about Tredegar's future. And I hope today's presentation gives you some explanation of why we're as excited as we are. So, with that, back to you, Greg.
Mr. Greg Williams: Let's be careful that I don't go over the same thing you just went over, Nancy. We have one more item to cover before we open things up for questions. There's a familiar face in the room today as a director.
Austin Brockenbrough III has been a distinguished member of Tredegar's Board since 1993. You must have been awfully young when you started with us, Austin.

During his time, he's served on several committees, including audit, executive comp, and served as Chairman of the nominating and governance committee for quite a while.
Austin has brought a great deal of financial acumen, wisdom, and integrity. And he's been invaluable to the Board over the last 21 years with his strong character, sense of humor, guidance.
And as both a shareholder and a board member, I can tell you that Austin has an incredible, incredible affinity for doing the right thing, looking out for shareholder interests, and never straying from the path that he thinks is right. He will say exactly what he thinks, but in a way that invites debate instead of shuts it down.
And once a decision's made to follow a path, whether that was a path he initially agreed with our not, he is 100 percent behind us. Austin, I personally am very grateful. The shareholders should be grateful. Your other board members are grateful. And I'm sure the employees of Tredegar are grateful.
Thank you so much for all of your time and your effort. And I have a small token of appreciation for you. You want to come on up?
All right. Nancy, I guess you're up. Let's open for questions.
Ms. Nancy Taylor: I think we're…
Mr. Greg Williams: Any online ones? Thank you very much then. We declare the meeting closed. Thank you for attending.